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                                                                     EXHIBIT 8.2

                    [FORM OF TESTA, HURWITZ & THIBEAULT, LLP
                      OPINION TO BE DELIVERED AT CLOSING]

                                                                          , 1996

Cadre Technologies Inc.
222 Richmond Street
Providence, RI 02903

Ladies and Gentlemen:

     This opinion is being delivered to you for the purpose of satisfying a condition set forth in Section 7.1.7 of the Agreement and Plan of Merger dated March 25, 1996, by and among Bachman Information Systems, Inc., a Massachusetts corporation ("Bachman"), B.C. Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Bachman ("Merger Sub"), and Cadre Technologies Inc., a Delaware corporation ("Cadre") (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Cadre (the "Merger"), and Cadre will become a wholly-owned subsidiary of Bachman.

     We have acted as legal counsel to Cadre in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.  The Merger Agreement (including Exhibits);

     2.  Representations made to us by Bachman and Merger Sub;

     3.  Representations made to us by Cadre;

     4.  The Bachman Affiliate Agreements;

     5.  The Cadre Affiliate Agreements;

     6. The Prospectus/Joint Proxy Statement filed by Bachman with a Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Registration Statement"); and

     7. Such other instruments and documents related to the formation, organization and operation of Bachman, Cadre and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement or the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) to the effect that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     2.  The Merger will be effective under the applicable state law.

     3. The continuity of interest requirement as specified in Treas. Reg. sec. 1.368-1(b) and as interpreted by certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

     4. All conditions to the closing of the Merger have been or will be (by the Effective Time of the Merger) satisfied.
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     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

     1.  The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, with each of Bachman, Merger Sub, and Cadre qualifying as a "party to the reorganization" under Section 368(b) of the Code.

     2. No gain or loss will be recognized by holders of Cadre Common Stock upon their receipt in the Merger of Bachman Common Stock solely in exchange for Cadre Common Stock.

     3. The aggregate tax basis of the Bachman Common Stock received in the Merger will be the same as the aggregate tax basis of Cadre Common Stock surrendered in exchange therefor.

     4. The holding period of the Bachman Common Stock received in the Merger will include the period for which the Cadre Common Stock surrendered in exchange therefor was held, provided that the Cadre Common Stock is held as a capital asset at the time of the Merger.

     5. A stockholder who exercises dissenters' rights with respect to a share of Cadre Common Stock and receives payment for such share in cash will generally recognize gain or loss, for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss generally will be capital gain or loss, provided that the Cadre Common Stock is held as a capital asset at the time of the Merger, and will be long-term capital gain or loss if the Cadre Common Stock has been held for more than one year at the time of the Merger. A sale of Cadre Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Bachman Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Cadre Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder may recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

     6. Cadre will not recognize material amounts of gain or loss solely as a result of the Merger.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the specific tax issues set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i)whether and the extent to which any holder of Cadre Common Stock who has provided or will provide services to Cadre, Bachman or Merger Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Bachman Common Stock received by any such holder in the Merger; (iii) the potential application of the "golden parachute" provisions of the Code (Sections 280G, 3121(v)(2) and 4999), the alternative minimum tax provisions of the Code (Sections 55, 56 and 57) or Sections 108, 305, 306, 357, 424 and 708 of the Code, or the regulations promulgated thereunder; (iv)other than as specifically set forth in this opinion, the tax consequences of the Merger to Bachman, Merger Sub or Cadre, including without limitation

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the recognition of any gain and the survival and/or availability, after the
Merger, of any of the federal income tax attributes or elections of Cadre, after application of any provision of the Code, any regulations promulgated thereunder and any judicial interpretations thereof; (v) the basis of any equity interest in Cadre acquired by Bachman in the Merger; (vi) the tax consequences of any transaction in which Cadre Common Stock or a right to acquire such stock was received; and (vii) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of Cadre and/or holders of options or warrants for Cadre Common Stock in light of their particular circumstances, including but not limited to dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, including without limitation the tax consequences to the holders of options and warrants for Cadre Common Stock of Bachman's assumption of outstanding options and warrants for Cadre Common Stock.

     3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement (including, without limitation, the Cadre Loan or guarantee thereof, the Cadmount Agreement and escrow, or the acquisition by Cadre of Westmount Technology B.V.) or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. We express no opinion concerning the statements of law or legal conclusions contained in the discussion set forth in the Registration Statement entitled "Carryforward of Net Operating Losses and Tax Credits."

     4. This opinion is intended solely for the purpose of satisfying a condition set forth in Section 7.1.7 of the Merger Agreement; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            TESTA, HURWITZ & THIBEAULT, LLP

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